                                   EXHIBIT 99

FOR IMMEDIATE RELEASE: Friday, April 2, 2004

                   R.G. BARRY CORPORATION REPORTS 2003 RESULTS

PICKERINGTON, Ohio - Friday, April 2, 2004 - R.G. Barry Corporation (NYSE:RGB) today reported operating results for the fourth quarter and full year ended January 3, 2004.

For the year, the Company reported:

    - net sales from continuing operations of $123.1 million, up 3.5 percent from the $119.0 million reported in 2002; and

    - a net loss of $21.7 million, or $2.21 per share, comprised of a $19.4 million, or $1.97 per share, loss from continuing operations, and $2.3 million, or $0.24 per share, loss from discontinued operations. This compares to a net loss of $11.9 million, or $1.23 per share, in 2002 comprised of an $8.2 million, or $0.84 cents per share, loss from continuing operations and a $3.7 million, or $0.39 per share, loss from discontinued operations.

In the fourth quarter, the Company reported:

    - net sales of $43.7 million versus $45.2 million in the final quarter of 2002;

    - a net loss of $16.5 million, or $1.68 per share, comprised of a $15.5 million, or $1.58 per share, loss from continuing operations, and a $1.0 million, or $0.10 per share, loss from discontinued operations. This compares to a fourth quarter 2002 net loss of $4.0 million, or $0.41 per share, comprised of a loss of $2.0 million, or $0.20 cents per share, from continuing operations and a loss of $2.0 million, or $0.21 per share, from discontinued operations.

Significant non-cash charges totaling $19.6 million are reflected in our net loss from continuing operations for both the quarter and full year. These are:

    - the establishment of a reserve against deferred tax assets of $13.8 million;

    - restructuring and asset impairment charges of $2.6 million primarily related to the write-down of goodwill associated with our French subsidiary;

    -   the write-down of $1.2 million in excess finished goods inventory; and

    - the write-down of $2.0 million in raw materials inventory associated with restructuring actions planned for 2004.

"The $19.6 million in non-cash charges masks the improvement of our 2003 financial performance over our 2002 results. However even without the impact of these charges, R.G. Barry's 2003 results reflect the need for significant changes in our business," said Thomas M. Von Lehman, President and Chief Executive Officer.

"We have developed a new business model, which focuses on our core customer base and simplifies our product offerings. We expect to recognize significant infrastructure and operating cost savings through the phase-out of our manufacturing facilities in Mexico by the end of 2004, the eventual sourcing of all of our product requirements from third party manufacturers in Asia, and the reduction of selling, general and administrative costs associated with internal manufacturing and our current business model. We also expect to reduce our inventory by year-end 2004, which should help provide additional cash flow to fund our restructuring. We already have begun making these changes. In mid-March 2004, we eliminated approximately 30 positions at our offices in San Antonio and Columbus. Going forward, we anticipate that R.G. Barry will be leaner, our expenses will be lower, and we will benefit from the lower cost of goods that we believe can be obtained through sourcing all of our product requirements from third party contract manufacturers outside North America.

"In addition, we believe we have addressed our anticipated funding requirements for 2004. On March 29, 2004, we entered into a three-year, $35 million factoring and financing agreement with The CIT Group/Commercial Services, and have retired all indebtedness to our former lending bank and an institutional lender. CIT has an excellent reputation of providing financial services for the apparel and footwear industries, and we believe that our arrangement provides us with financing that is well suited to our comfort footwear business.

"As a result of our cumulative losses, our failure to meet a number of covenants in our prior revolving credit agreement and the discretionary nature of our new factoring and finance agreement with CIT, our independent auditors, KPMG LLP, have modified their report on our 2003 financial statements with a going concern uncertainty paragraph.

"The Company recognizes that the implementation of its new business plan this year presents business risks. While we can give no assurance of the plan's success, we believe that these risks should be manageable and that once implemented, the new business model with its resulting lower infrastructure and operating costs and a more efficient supply chain, should give the Company the opportunity to return to profitability in 2005. We will incur significant restructuring costs in 2004, including severance payments and asset write-downs, and therefore do not expect to report an operating profit in 2004. We expect to recognize approximately $1 million in severance payments and an impairment charge of approximately $6 million in the first quarter of 2004 to reflect the closing of our manufacturing operations, " Mr. Von Lehman said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1:00 p.m. EDT Monday, April 5, 2004. Management will discuss the Company's performance, its plans for the future and will accept questions from invited participants. The conference call is available at (888) 349-9379 or (706) 634-2347 until five minutes before starting time. To listen via the Internet, go to (www.rgbarry.com) at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

Replays of the call will be available shortly after its completion. The audio replay can be accessed through April 12, 2004, by calling (800) 642-1687 or
(706) 645-9291 and using access code 6612181; or for 30 days by visiting the Company's Web site at (www.rgbarry.com). A written transcript of the call will be available for 12 months at the Company's Web site under the "Investors/News Release" section.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
The statements in this release, other than statements of historical fact, are forward-looking statements, are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability of the Company to close its manufacturing facilities in Mexico in accordance with plan without incurring substantial unplanned cost or delays or experiencing unforeseen labor difficulties; the ability of the Company to substantially increase its sourcing of products from outside North America to replace the products previously manufactured in its own plants in Mexico without incurring substantial unplanned cost and without negatively impacting delivery times or product quality; the continuing willingness of CIT to fund the Company's financing requirements under CIT's discretionary factoring and financing arrangement with the Company; the Company's ability to reduce its inventory levels in accordance with its plan; the continued demand for the Company's products by its customers and the continuing willingness of its customers and suppliers to support the Company as it implements its new business plan; the ability of the Company generally to successfully implement its new business plan; the unexpected loss of key management; and the ability of competitors to take market share from the Company. Other risks to the Company's business are detailed in our previous press releases, shareholder communications and Securities Exchange Act filings including our Annual Report on Form 10-K for the fiscal year ended January 3, 2004. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this release to reflect new information that becomes available after the date hereof.


                              --tables to follow--


AT THE COMPANY:   Daniel D. Viren, Senior Vice President-Finance  (614) 864-6400
                    Roy Youst, Director Corporate Communications  (614) 864-6400

                    R. G. BARRY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)

                                                                 FOURTH QUARTER                   FULL YEAR
                                                               2003          2002             2003          2002
                                                               ----          ----             ----          ----
Net sales                                                     $43,742       $45,158        $123,137       $119,024
Cost of sales                                                  30,804        30,033          80,427         77,597
                                                              --------      --------       ---------      ---------
   Gross profit                                                12,938        15,125          42,710         41,427
     Gross profit percent                                        29.6%         33.5%           34.7%          34.8%

Selling, general and administrative expense                    13,178        15,170          48,163         50,360
Restructuring and asset impairment charges                      2,363         1,565           2,563          2,837
                                                              --------      --------       ---------      ---------
   Operating loss                                             ( 2,603)      ( 1,610)        ( 8,016)      ( 11,770)
Other income                                                       98           200             151            800
Interest expense, net                                           ( 497)        ( 446)        ( 1,418)       ( 1,346)
                                                              --------      --------       ---------      ---------
   Loss before income tax (expense) benefit                   ( 3,002)      ( 1,856)        ( 9,283)      ( 12,316)
Income tax (expense) benefit                                 ( 12,523)        ( 168)       ( 10,096)         4,191
Minority interest, net of tax                                      22            24            ( 17)        (   25)
                                                              --------      --------       ---------      ---------
Loss from continuing operations                              ( 15,503)      ( 2,000)      (  19,396)       ( 8,150)
                                                             ---------      --------      ----------       --------
Net loss from discontinued operations                        (  1,005)      ( 2,007)         (2,310)       ( 3,730)
                                                             ---------      --------         -------       --------
   Net loss                                                 $( 16,508)     $( 4,007)      $( 21,706)      $(11,880)
                                                            ==========     =========      ==========      =========

Earnings (loss) per share - basic & diluted
     Continuing operations                                   $ ( 1.58)     $ ( 0.20)       $ ( 1.97)      $ ( 0.84)
                                                             =========     =========       =========      =========
     Discontinued operations                                 $ ( 0.10)     $ ( 0.21)       $ ( 0.24)      $ ( 0.39)
                                                             =========     =========       =========      =========
     Continuing and discontinued operations                  $ ( 1.68)     $ ( 0.41)       $ ( 2.21)      $ ( 1.23)
                                                             =========     =========       =========      =========

Average number of shares outstanding
     Basic and diluted                                          9,838         9,790           9,823          9,641
                                                                =====         =====           =====          =====

                           CONSOLIDATED BALANCE SHEETS
                            (in thousands of dollars)

                                                                   January 3, 2004     December 28, 2002
ASSETS
Cash and equivalents                                                       $ 2,012               $ 6,881
Accounts receivable, net                                                     7,118                11,125
Inventories                                                                 32,797                32,894
Deferred and recoverable income taxes                                           --                 8,569
Prepaid and other current assets                                             2,452                 1,599
                                                                             -----                 -----
   Total current assets                                                     44,379                61,068

Net property, plant and equipment                                            9,369                10,910

Goodwill, net                                                                   --                 2,374
Other assets                                                                 7,532                13,286
                                                                             -----                ------
   Total assets                                                           $ 61,280              $ 87,638
                                                                          ========              ========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable                                                     2,000                     -
Other current liabilities                                                   16,533                20,141
Long-term debt                                                               2,141                 5,760
Other                                                                       15,219                14,549
Shareholders' equity, net                                                   25,387                47,188
                                                                            ------                ------
   Total liabilities & shareholders' equity                               $ 61,280              $ 87,638
                                                                          ========              ========